Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Chris Donaghey
443-733-1600

KEYW Names William J. Weber President and Chief Executive Officer

Hanover, MD, August 25, 2015 (GLOBE NEWSWIRE) - The Board of Directors of The KEYW Holding Corporation (NASDAQ: KEYW) announced today it has named William J. (“Bill”) Weber as President and Chief Executive Officer of the company, effective October 1, 2015.  Mr. Weber has served as President and Chief Operating Officer of XLA, Inc. a Virginia-based professional services consulting firm, since March 2012.  Mr. Weber has also been appointed to the board of directors of KEYW, effective upon commencement of his employment.

“Bill Weber’s proven leadership ability and track record of delivering results and accelerated growth will serve KEYW’s shareholders, employees, and customers well as we enter the next phase of growth,” commented Caroline Pisano, Chairman of the Board of Directors of KEYW.  “After a thorough search process, it was clear to the Board that Bill did his homework, and understood where we’ve been, and the potential of where this company can go. As we got to know Bill, his core values and strong sense of service mirror KEYW’s. At the same time, his demonstrated experience communicating a clear and consistent vision, focus on operational excellence, and aptitude for strategic execution and value creation make him the Board’s choice to take KEYW to the next level.  We know he will continue KEYW’s development into a premier brand in the intelligence community, government, and commercial solutions marketplaces.  The Board and I welcome Bill to KEYW and look forward to working with him closely.”

“I am honored to be selected as KEYW’s next CEO.  I have been an admirer of the KEYW culture and its business for a long time, and I have a deep appreciation of how much that means to the almost 1200 employees and leaders.  I am also keenly aware that KEYW is in a fantastic position in the market, given the deep technical capabilities and expertise we bring, not just to our government & intelligence community customers, but to the commercial market as well,” said Bill Weber, newly appointed President and CEO of KEYW. “That position is both an opportunity and a challenge.  I’m mindful that our market and our industry changes at a rapid pace, and I have always embraced that change. I am excited to get started with this team to craft a strategic vision that best capitalizes on our technical expertise, drives strong organic growth, and maximizes value creation for KEYW’s employees, customers, and shareholders. This is a great opportunity before us, and I can’t wait to begin.”

Mr. Weber has more than 25 years of experience building leading technology and solutions organizations and addressing the changing needs of customers in both the private and public sectors.  In these endeavors, his tenure has been marked by growth and maturity of the organization.  From March 2012 to September 2015, he served as President and Chief Operating Officer of XLA, a private equity-backed federal government services and software company focused in the areas of national security, diplomacy, and nation building.

Prior to XLA, he served as President of Kaseman, a private equity-backed government-focused professional services firm and Senior Vice President at GTSI Corporation, a leading IT provider to the U.S. Government, where he oversaw the creation and development of a professional services business that eventually accounted for a quarter of the company’s revenue and one third of its profit. He has held senior executive positions with McData, CNT Corporation, Inrange Technologies, International Network Services, and AT&T, all focused around solutions creation and growth.

Bill has a Bachelor of Science from Washington University and is a graduate of The Executive Program at the University of Virginia Darden School of Business. He is a former U.S. Army’s Signal Corps officer and an Airborne Ranger.

In connection with Mr. Weber’s appointment, KEYW entered into an employment agreement with Mr. Weber, which provides for grants of inducement equity awards outside of KEYW’s 2013 Amended and Restated 2013 Stock Incentive Plan, in accordance with NASDAQ Listing Rule 5635(c)(4).  The agreement and grants were approved by both the Compensation Committee of KEYW’s Board of Directors as well as the full Board of Directors, as inducements material to Mr. Weber entering into employment with KEYW.  The inducement grants, which are issuable upon commencement of Mr. Weber’s employment, consist of: (i) 100,000 restricted shares of KEYW’s common stock as a sign-on inducement, and (ii) up to an aggregate of 400,000 shares of KEYW’s common stock as a long-term incentive inducement that will be granted during the five year period following commencement of Mr. Weber’s employment, in the amounts set forth below, provided KEYW’s stock price exceeds the applicable target share prices set forth below for at least 30 consecutive trading days:

Target Price Per Share	Long-Term Incentive Shares
$13.00	50,000
$16.00	50,000
$20.00	100,000
$25.00	100,000
$30.00	100,000

Mr. Weber’s sign-on shares will vest as follows: (i) 50,000 shares on October 1, 2016; (ii) 25,000 shares on October 1, 2018, and (iii) 25,000 shares on October 1, 2019.  The long-term incentive shares will be subject to a two-year holding period following the grant date.  The granting and vesting of the inducement shares will be contingent upon Mr. Weber’s continued employment with KEYW, subject to acceleration upon certain events.

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About KEYW
KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions for U.S. Government intelligence and defense customers and commercial enterprises. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our future expectations, plans and prospects, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expect,” “will,” “potential,” “opportunities”, and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to those risk factors set forth in our Annual Report on Form 10-K, dated and filed March 9, 2015 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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